Exhibit 99.1

PRESS RELEASE
Investor Relations:	Media
New York: +1 (917) 663 2233 Lausanne: +41 (0)58 242 4666	Lausanne: +41 (0)58 242 4500

PHILIP MORRIS INTERNATIONAL INC. (PMI) PRESENTS AT

MORGAN STANLEY GLOBAL CONSUMER & RETAIL CONFERENCE

NEW YORK, November 17, 2010 – Philip Morris International Inc. (NYSE/Euronext Paris: PM) Chairman and Chief Executive Officer, Louis Camilleri, addresses investors today at the Morgan Stanley Global Consumer & Retail Conference in New York.

The presentation and Q&A session are being webcast live at www.pmi.com, in a listen-only mode, beginning at approximately 12 Noon Eastern time. An archived copy of the webcast, together with slides, will be available on the same site.

The presentation will include the following key highlights:

•

PMI reaffirms its forecast, previously announced on October 21, for 2010 full-year reported diluted earnings per share to a range of $3.90 to $3.95, up by approximately 20% to 22% compared to $3.24 in 2009. Excluding currency, reported diluted earnings per share are projected to increase by approximately 16% to 18%;

•

Expectations for the full-year 2010, including a forecasted PMI organic volume decline of 2%-2.5%, an outlook for PMI’s business during the period 2011-2013, PMI’s overall market leadership in OECD and non-OECD markets, the status of the successful deployment of the new Marlboro architecture, and an update on the regulatory and fiscal environment; and

•

A review of PMI’s strong cash flow. By the end of 2010, PMI expects to have returned to shareholders, through dividends and share repurchases, approximately $27 billion since the March 2008 spin-off, representing more than 25% of its current market capitalization.

The presentation, related discussion and this release contain statements that, to the extent they do not relate strictly to historical or current facts, constitute “forward-looking statements” within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current plans, estimates and expectations, and are not guarantees of future performance. They are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements.

The risks and uncertainties relating to the forward-looking statements in the presentation, related discussion and this release include those described under Item 1A. “Risk Factors” in PMI’s Form 10-Q for the quarter ended September 30, 2010, filed with the Securities and Exchange Commission. PMI does not undertake to publicly update or revise any forward-looking statements, except in the normal course of its public disclosure obligations.

Philip Morris International Inc. Profile

Philip Morris International Inc. (PMI) is the leading international tobacco company, with seven of the world’s top 15 brands, including Marlboro, the number one cigarette brand worldwide. PMI’s products are sold in approximately 160 countries. In 2009, the company held an estimated 15.4% share of the total international cigarette market outside of the U.S., or 26.0% excluding the People’s Republic of China and the U.S. For more information, see www.pmi.com.